Exhibit 23.3

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Marchex, Inc.:

We consent to the use of our report dated June 21, 2011, with respect to the balance sheets of Jingle Networks, Inc. as of December 31, 2009 and 2010, and the related statements of operations, stockholder’s equity and cash flows for the two years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Seattle, Washington

June 29, 2011